Black Hawk Gaming

& Development Company, Inc.

Presentation to the Board of Directors

February 26, 2001

McDonald Investments Inc.,
A KeyCorp Company

McDonald
Investments

Table of Contents

Situational Analysis

Situational Analysis Summary

BHWK is an undervalued stock primarily because of its small cap nature, the lack of sustained growth potential and the relative unattractiveness of the Colorado market from a public company perspective

BHWK EBITDA from Colorado properties was down 19% in the 3rd quarter 2000 versus 1999. In the 4th quarter, EBITDA was 20% lower than the previous year. Management believes that EBITDA in 2001 from the Colorado facilities is expected to decrease by as much as 7.3%

A more attractive relative valuation will likely require a bigger company allowing for more liquidity, greater trading volume, research sponsorship and growing institutional interest

Situational Analysis

Black Hawk Gaming & Development Company, Inc. (BHWK) has been largely ignored by the investing public and institutional investors and has been "orphaned" by all research sponsorship

BHWK is a micro cap stock which is suffering from a lack of liquidity, a lack of research sponsorship and a lack of corresponding investor interest

By most valuation methods, the stock is undervalued

An acquisition growth strategy at some point will require additional equity, which in turn requires a reasonable public market valuation to implement

From a macro perspective, the Black Hawk Market is the most vibrant in the state of Colorado and continues to gain market share; however, an attractive public company profile will require significant diversification outside the Colorado market

The Gaming District of Black Hawk is highly competitive and the Hyatt project brings more supply to the market late this year

Situational Analysis - Stock Price Performance

Based on BHWK's stock price of $6.56 on 2/23/01, the Company is trading at a 12.5% discount to its 52 week high of $7.50 on 2/13/01, and 14.6% below its 3 year average price of $7.68

BHWK is trading at levels substantially lower than all time high of $21.50 (6/1/93)

Last 6 month average daily trading volume of 6,077 shares is off 57.4% from the average daily trading volume for the period since BHWK's IPO


Black Hawk Gaming & Dev Co Inc
Price
Volume
$14
$12
$10
$8
$6
$4
$2
$0
280,000
240,000
200,000
160,000
120,000
80,000
40,000
0
A
B
C
D
E
F
G
H
I
Volume
Price

A	3/9/98	Reports results for FY97
B	4/27/98	Announces the closing of the Gilpin Acquisition
C	6/25/98	Announces the opening of The Lodge
D	2/25/99	Announces preliminary results for FY98
E	1/10/00	Announces acquisition of the Gold Dust
F	2/22/00	Announces preliminary results for FY99
G	11/6/00	Evaluate strategic alternatives
H	1/4/01	Announces closing of GDW
I	2/22/01	Announces Year End Results for FY 2000

Situational Analysis - Trading Ranges

Over 85% of the shares traded since 1/1/99 have been at prices less than $7.40 per share, and the average daily close over the same period has been $6.71 per share.

Shares Traded at Various Prices Since 1/1/99

					Cumulative			
Trading Range	Days Daily Avg In Range	% of Total Days Traded	Trading Volume	% of Total Trading Volume	Days Daily Avg In Range	% of Total Days Traded	Trading Volume	% of Total Trading Volume
< $5.40	2	0.4%	15,200	0.5%	2	0.4%	15,200	0.5%
$5.40 - $5.80	63	11.7%	431,400	12.8%	65	12.1%	446,600	13.3%
$5.80 - $6.20	91	16.9%	576,800	17.1%	156	29.0%	1,023,400	30.4%
$6.20 - $6.60	78	14.5%	452,200	13.4%	234	43.5%	1,475,600	43.9%
$6.60 - $7.00	158	29.4%	967,100	28.7%	392	72.9%	2,442,700	72.6%
$7.00 - $7.40	74	13.8%	433,000	12.9%	466	86.6%	2,875,700	85.5%
$7.40 - $7.80	23	4.3%	163,100	4.8%	489	90.9%	3,038,800	90.3%
$7.80 - $8.20	32	5.9%	196,300	5.8%	521	96.8%	3,235,100	96.1%
$8.20 - <	17	3.2%	129,700	3.9%	538	100.0%	3,364,800	100.0%
Total	538	100.0%	3,364,800	100.0%				


Shares Traded at Various Prices Since 1/1/99
Price Range
100,000
200,000
300,000
400,000
500,000
600,000
700,000
800,000
900,000
1,000,000
Shares Traded

(1) Price ranges include low range price and exclude high range price.

(2) The average daily trading volume has been 6,254 shares or $41,980 and the average daily close has been $6.71.

Situational Analysis - BHWK vs. Stock Indices

Beginning in 1999, the gaming industry has been enjoying a recovery in the market, offset in part by a downward trend over the last four months



BHWK vs. Selected Indices Since 1/1/98
250
200
150
100
50
0
Gaming Index*
S&P Composite
Dow Industrials
Russell 2000
BHWK
Black Hawk Gaming&Dev Co Inc
Russell 2000
Dow Jones 30 Industrials
S&P 500 Composite
Gaming Index*

*Gaming universe includes ASCA, AGY, AZR, BYD, HET, HWD, ISLE, MBG, MGG, MCRI, PPE, PNK, RIV, STN, SIH, DJT

Situational Analysis - BHWK vs. Stock Indices

Because of BHWK's equity market capitalization and lack of trading liquidity, research is non-existent and investor interest is minimal, which has caused BHWK stock to be undervalued. A solution to this problem likely requires a significant increase in the magnitude of the operations of the Company.



BHWK vs. Selected Indices Since 1/1/94
350
300
250
200
150
100
50
0
12/31/93
3/18/94
6/3/94
8/19/94
11/4/94
1/20/95
4/7/95
6/23/95
9/8/95
11/24/95
2/9/96
4/26/96
7/12/96
9/27/96
12/13/96
2/28/97
5/16/97
8/1/97
10/17/97
1/2/98
3/20/98
6/5/98
8/21/98
11/6/98
1/22/99
4/9/99
6/25/99
9/10/99
11/26/99
2/11/00
4/28/00
7/14/00
9/29/00
12/15/00
Black Hawk Gaming&Dev Co Inc
Russell 2000
S&P 500 Composite
Dow Jones 30 Industrials
Gaming Index*
S&P Composite
Dow Industrials
Russell 2000
Gaming Index*
BHWK

*Gaming universe includes: ASCA, AGY, AZR, BYD, HET, HWD, ISLE, MBG, MGG, MCRI, PPE, PNK, RIV, STN, SIH, DJT

Situational Analysis - BHWK vs. Stock Indices

BHWK and the Gaming Index as a whole have outperformed the market indices in 2000 with BHWK gaining $1.06 (19%) per share since 1/3/2000 but with $.44 (41%) of that gain coming since 11/7/2000, the date of the announcement of strategic alternatives.


BHWK vs. Selected Indices Since 1999
130
120
110
100
90
80
70
12/31/99
1/14/00
1/28/00
2/11/00
2/25/00
3/10/00
3/24/00
4/7/00
4/20/00
5/5/00
5/19/00
6/2/00
6/16/00
6/30/00
7/14/00
7/28/00
8/11/00
8/25/00
9/8/00
9/22/00
10/6/00
10/20/00
11/3/00
11/17/00
12/1/00
12/15/00
12/29/00
1/12/01
1/26/01
2/9/01
2/21/01
Black Hawk Gaming&Dev Co Inc
Russell 2000
Dow Jones 30 Industrials
S&P 500 Composite
Gaming Index*
BHWK
Gaming Index*
Russell 2000
Dow Industrials
S&P Composite

*Gaming universe includes ASCA, AGY, AZR, BYD, HET, HWD, ISLE, MBG, MGG, MCRI, PPE, PNK, RIV, STN, SIH, DJT

Situational Analysis - Ownership Profile

- BHWK's small institutional shareholder base owns only 9% of the outstanding common stock.
- Three individuals own 55% of the stock
- The majority of institutions who own BHWK ,listed below, cannot liquidate holdings without a significant effect on the stock price.

Name	Shares (in 000s)	% Shares
Institutions *		
Dimensional Fund	163.3	4.0%
AXA Financial	78.9	1.9%
Brandywine Asset Management	60.1	1.5%
Vanguard Group	29.4	0.7%
Rosenberg Institutional	20.7	0.5%
David L. Babson & Co.	8.0	0.2%
Legg Mason Advisors	2.8	0.1%
Total Institutional Ownership	363.2	8.8%
Officers and Directors		
Jeffrey P. Jacobs	1,333.0	32.3%
Robert D. Greenlee	483.1	11.7%
Frank B. Day	441.0	10.7%
Stephen R. Roark	28.6	0.7%
Antone R. Cook	3.5	0.1%
Robert H. Hughes	1.2	0.0%
J. Patrick McDuff	1.1	0.0%
Timothy Knudsen	0.8	0.0%
Stanley Politano	0.6	0.0%
Total Directors and Officers	2,292.9	55.6%
Retail Ownership	1,470.7	35.6%
Total Shares Outstanding	4,126.8	100.0%

*As of September 30, 2000.


Retail Ownership
36%
Institutions
9%
Officers and Directors
55%

Situational Analysis - Trading Multiples

BHWK currently trades at 4.9x calendar year 2001 estimated EPS and at 3.9x estimated EBITDA[1] , a discount of 65% and 41%, respectively, to the comparable group averages.

Additionally, BHWK trades at 3.5x LTM EBITDA (does not include GDW)

The Gaming Industry[2] multiples of EPS and estimated EBITDA are also at or near their historical lows, although showing signs of recovering to historical levels.



Gaming Universe Valuation Ratios
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Average - 13.9x
Average - 6.6x
ENTERPRISE VALUE TO ESTIMATED CASH FLOW
PRICE TO ESTIMATED NEXT YEAR EARNINGS RATIO

(1) EBITDA is based on 75% Lodge/100% Gilpin/100% GDW

(2) Gaming universe includes ASCA, AGY, AZR, BWHK, BYD, HET, HWD, ISLE, MBG, MGG, MCRI, PPE, PNK, RIV, STN, SIH, DVI

Situational Analysis - Trading Multiples

BHWK currently trades at 4.9x calendar year 2001 estimated EPS and at 3.9x estimated EBITDA(1)

BHWK's multiples of estimated EPS and estimated EBITDA are 12% and 5% below their historical averages respectively


BHWK Valuation Ratios
12
11
10
9
8
7
6
5
4
3
2
12/31/97
2/1/99
9/3/99
12/31/99
6/30/00
9/1/00
10/31/00
11/30/00
12/31/00
1/31/01
2/23/01
Average - 5.6x
Average - 4.1x
EV/est. EBITDA
Price/estimated Earnings

(1) EBITDA is based on 75% Lodge/100% Gilpin/100% GDW

Situational Analysis - Colorado Market

- The Black Hawk gaming market dominates the overall gaming market in Colorado
- As Black Hawk's total AGP continues to grow, the state's other markets are showing signs of contraction
- The Central City gaming market is dying as the Black Hawk market is becoming more dominant statewide


Total Monthly AGP
AGP ($'s in 000's)
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
Apr-97
Jun-97
Aug-97
Oct-97
Dec-97
Feb-98
Apr-98
Jun-98
Aug-98
Oct-98
Dec-98
Feb-99
Apr-99
Jun-99
Aug-99
Oct-99
Dec-99
Feb-00
Apr-00
Jun-00
Aug-00
Oct-00
Dec-00
Black Hawk
Colorado w/o Black Hawk
Combined BlkHwk/CC

Situational Analysis - Colorado Market

- From 1994 to 2000, Black Hawk's gaming market has grown at a CAGR of 16.5%
- Although volatile, average daily AGP/machine has generally seen positive growth over time
- With only 58% of the total devices statewide, Black Hawk garners 69% of statewide AGP

Black Hawk Gaming Market



$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Total AGP ($'s in 000's)
$170
$160
$150
$140
$130
$120
$110
$100
$90
$80
Avg Daily AGP / Device
Apr-97
Jun-97
Aug-97
Oct-97
Dec-97
Feb-98
Apr-98
Jun-98
Aug-98
Oct-98
Dec-98
Feb-99
Apr-99
Jun-99
Aug-99
Oct-99
Dec-99
Feb-00
Apr-00
Jun-00
Aug-00
Oct-00
Dec-00
Black Hawk
Avg Daily AGP /Device (Smoothed)

Situational Analysis - Colorado Market

- From 1994 to 2000, Colorado's gaming market has grown at a CAGR of 11.7%
- The statewide gaming market increased by 14.6% for AGP in 2000 compared with 1999's total AGP of $551 MM



Colorado Gaming Market
Total AGP ($'s in 000's)
Avg Daily AGP / Device
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
Apr-97
Jun-97
Aug-97
Oct-97
Dec-97
Feb-98
Apr-98
Jun-98
Aug-98
Oct-98
Dec-98
Feb-99
Apr-99
Jun-99
Aug-99
Oct-99
Dec-99
Feb-00
Apr-00
Jun-00
Aug-00
Oct-00
Dec-00
Colorado
Avg Daily AGP / Device

Situational Analysis - Colorado Market

- From 1994 to 2000, Black Hawk's gaming market share has grown from 53% to 69%
- Black Hawk's location makes it the most suited to the large and prosperous Denver market


Black Hawk Market Share
70,000.0
60,000.0
50,000.0
40,000.0
30,000.0
20,000.0
10,000.0
-
Apr-97
Jun-97
Aug-97
Oct-97
Dec-97
Feb-98
Apr-98
Jun-98
Aug-98
Oct-98
Dec-98
Feb-99
Apr-99
Jun-99
Aug-99
Oct-99
Dec-99
Feb-00
Apr-00
Jun-00
Aug-00
Oct-00
Dec-00
Total AGP ($'s in 000's)
Black Hawk
Colorado

Situational Analysis - Colorado Market

- From 1994 to 2000, Black Hawk's gaming market share has grown from 53% to 69% of statewide AGP
- Central City's market share has declined from 25% at its peak to 10%
- The combined Black Hawk/Central City gaming market share has grown from 74% to 79%



Annual Market Share
Total AGP ($'s in 000's)
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$384,342
$411,680
$479,199
$551,319
$631,852
21%
53%
25%
51%
22%
53%
20%
54%
20%
57%
13%
64%
10%
69%
1994
1995
1996
1997
1998
1999
2000
Colorado
Black Hawk
Central City

Situational Analysis - Black Hawk Market

19 casinos are currently in Black Hawk Gaming District

Openings in 2000 included Mardi Gras and the Riviera

Closings included Crooks Palace and Otto's at the Black Forest Inn

1999 saw limited activity with Bronco Billy's closing and reopening as the Bullpen Sports Casino

1998 marked the entry of large operators to the Black Hawk Market

The Lodge opened

Isle of Capri commenced operations

Situational Analysis - Black Hawk Market

Hyatt plans to open late this year, Jackpot Springs project in planning phase

BHWK released 3rd quarter earnings Nov. 6th, $0.36 vs. $0.49, a decrease of 27%; 4th quarter earnings were down 58% from Q4 1999

BHWK EBITDA was down 19% 3rd quarter 2000 vs. 1999; 4th quarter EBITDA decreased 20% vs. 4th quarter 1999

BHWK EBITDA for 2000 vs. 1999 was up 2% to $19.6 MM

BHWK reported 3rd quarter revenue decrease of 5% from 3rd Qtr 1999; 4th quarter revenues are approximately 10% lower than 4th quarter 1999

BHWK's Colorado properties are forecast to be down 7.3% for FY 2001 vs. 2000

Total Black Hawk AGP grew 22% in 2000 to $434 MM

Black Hawk market growing at expense of Central City

Central City AGP decreased 21% in 1999 to $74 MM

AGP in 2000 was down another 14% to $63 MM

Black Hawk market enjoying increase in market share statewide

1999 market share was 64%

2000 market share at 69%

Situational Analysis - Other Issues

Expansion of capacity is a factor in Black Hawk

Reduced availability of public capital for acquisitions due to depressed stock price and lack of high-yield market

BHWK announced acquisition of GDW January 7th 2000 and closed January 5th 2001

BHWK's stock trading 12.5% off its 52 wk high and substantially below its all time high of $21.50

Colorado issues

Access to Black Hawk via tunnel or new road

Tight & expensive labor market

24 hour gaming

Increased betting limits

Additional capacity under construction

New route proposed to Central City

Need for new or internally generated equity if acquisition strategy is implemented

Valuation Summary

Valuation Perspective

All valuation methodologies are highly sensitive to management's financial projections, and any profitability improvement/erosion or top-line expansion/contraction can significantly affect the valuation of the company

Although no valuation methodology can precisely calculate a "value" for BHWK, McDonald would argue certain methods are more relevant than others in this situation

Comparable Company Values less relevant because of a lack of comparability

Comparable Transaction Values less relevant as a whole because of a lack of comparability of the properties, market dynamics, and scale/scope of the companies involved in the transactions; however, these transactions should be examined on a case by case basis

Discounted Cash Flow is always relevant, and in this instance especially so, because of the lack of public comparables

Less tangible factors, such as illiquidity, competitive environment, less than 100% ownership of all assets and the regulatory environment must be factored into any valuation, although a definitive "standard" does not exist for discounting these factors

Assuming facility consolidated EBITDA of $24 MM in 2001 ($21 MM EBITDA net to BHWK) and $26 MM ($23 MM net to BHWK) annually thereafter, valuation parameters would put BHWK between $10-$15 per share, with the upper end of the valuation range suggesting an interested strategic buyer

Valuation Summary

75% Lodge /100% Gilpin /100% GDW

VALUATION METHODOLOGY	BHWK Financials [1]	Relevant Multiple Low	Relevant Multiple Adj. Avg.	Relevant Multiple High	Implied Equity Value Per Share Low	Implied Equity Value Per Share Adj. Avg.	Implied Equity Value Per Share High
Comparable Company Analysis [2] [3]							
Micro Casino Universe:							
Cal. 2000 EPS	$ 1.27 [4]	5.8 x	10.1 x	37.5 x	$ 7.35	$ 12.82	$ 47.77
Cal. 2001 EPS	$ 1.34 [4] [5]	4.6	6.0	11.1	6.12	7.99	14.90
Trailing EBITDA - Colorado Properties	15,914 [5]	1.7	5.6	8.5	NM	14.44	25.41
Trailing EBITDA - All Properties	21,914 [5]	1.7	5.6	8.5	NM	15.98	31.09
				AVERAGE	**$ 6.73**	**$ 12.81**	**$ 29.79**
Comparable Transaction Analysis							
Cal. 2000 EPS	$ 1.27 [4]	5.3 x	31.6 x	123.1 x	$ 6.75	$ 40.16	$ 156.64
Trailing EBITDA - Colorado Properties	15,914 [5]	3.9	6.6	13.4	8.02	18.29	43.93
Trailing EBITDA - All Properties	21,914 [5]	3.9	6.6	13.4	7.14	21.29	56.59
				AVERAGE	**$ 7.30**	**$ 26.58**	**$ 85.72**
Discounted Cash Flow Analysis [4] [5]							
Discount Rates: 10.0% ——— 20.0%		Terminal Multiples: 4.0 --6.0x EBITDA			**$ 3.96**	**$ 10.13**	**$ 17.54**

(1) Based on preliminary results for the fiscal year supplied by management
(2) Comp Group includes:.
Micro Casino Companies include ALHY, ASCA, DJT, FHRI, GBCS, LACO, MCRI, PREZ, CNTY, MNTG, RIV, SGMG, SNDS, ELSO
(3) For informational purposes the Las Vegas and Non-Las Vegas universes are in Appendix A
(4) Based on fully diluted shares outstanding of 4,211,935 according to the Treasury Stock Method
(5) 75% Lodge/ 100% Gilpin/ 100% Gold Dust West

Projected Company Financial Performance - Assumptions

- With management's guidance, we have made the following assumptions with regard to the Company's projected financial model:
  - Historical results for 2000 are preliminary and do not reflect the press release on Feb 22nd
  - The Company's budget in FY 2001 includes Gilpin Renovation which has negative effect on results and increases total borrowing
  - From the budgeted FY 2001 levels, revenue returns to historical levels; flat revenue growth from 2002-2005
  - S,G & A held flat 2002-2005
  - Tax schedule supplied by the Company
  - Valuations derive from interests of 75% Lodge/ 100% Gilpin/ 100% Gold Dust West
  - 9.75% interest rate on revolving debt (300bps over LIBOR) and 6.5% interest rate on senior debt - higher grid costs and covenants post GDW acquisition
  - GDW acquisition pro forma for entire 2001
  - Capital expenditures based on company's budget of $7.0 million in 2001(excluding GDW acquisition) and $5.5 million beginning in 2002 through 2005
  - A/R remains at current levels and A/P days are a constant percentage of purchased services
  - Accrued expenses remain a constant percentage of purchased services beginning 2001
  - Debt amortized according to schedule supplied by management

Projected Financial Performance

Projected Income Statements
($ in 000s)

	Historical		Projected Fiscal Year Ended Dec.				
	1999	2000	2001	2002	2003	2004	2005
Gross Revenue	$92,822	$93,218	$113,110	$115,581	$115,581	$115,581	$115,581
% growth		0.4%	21.3%	2.2%			
Promotions	$6,080	$6,557	$7,334	$7,394	$7,394	$7,394	$7,394
% of revenue	6.5%	7.0%	6.5%	6.4%	6.4%	6.4%	6.4%
Net Revenue	$86,742	$86,661	$105,777	$108,187	$108,187	$108,187	$108,187
gross margin	93.5%	93.0%	93.5%	93.6%	93.6%	93.6%	93.6%
SG&A	$67,509	$67,041	$81,019	$81,616	$81,616	$81,616	$81,616
% of revenue	72.7%	71.9%	71.6%	70.6%	70.6%	70.6%	70.6%
Total operating expenses	$67,509	$67,041	$81,019	$81,616	$81,616	$81,616	$81,616
% of revenue	72.7%	71.9%	71.6%	70.6%	70.6%	70.6%	70.6%
EBITDA (1)	$19,233	$19,620	$24,758	$26,571	$26,571	$26,571	$26,571
% of revenue	20.7%	21.0%	21.9%	23.0%	23.0%	23.0%	23.0%
Depreciation and amortisation	$4,826	$5,868	$6,161	$6,638	$6,708	$7,108	$7,308
Goodwill amort	-	-	1,283	1,283	1,283	1,283	1,283
Amortisation of financing fee			816	816	816	816	816
Total depreciation & amortisation	$4,826	$5,868	$8,260	$8,737	$8,807	$9,207	$9,407
% of revenue	5.2%	6.3%	7.3%	7.6%	7.6%	8.0%	8.3%
EBIT	$14,407	$13,752	$16,498	$17,834	$17,764	$17,364	$16,964
% of revenue	15.5%	14.8%	14.6%	15.4%	15.4%	15.0%	14.7%
Capital expenditures (2)		$4,000	$7,000	$5,500	$5,500	$5,500	$5,500
% of revenue		4.3%	6.2%	4.8%	4.8%	4.8%	4.8%

(1) EBITDA is consolidated for 100% of Lodge, Gilpin and GDW

(2) Excludes acquisitions



Projected Financial Performance

Projected Income Statements
($'s in 000's)

	Historical		Projected Fiscal Year Ended Dec.				
	1999	2000	2001	2002	2003	2004	2005
EBIT	$14,407	$13,752	$16,498	$17,834	$17,764	$17,344	$16,964
Interest expense:							
Revolver	-	-	-	-	-	-	-
Bank line	-	-	5,731	5,320	4,434	3,803	3,003
Senior debt	-	-	-	-	-	-	-
Sub-debt	-	-	-	-	-	-	-
Other notes	-	-	-	-	-	-	-
Cap. lease oblg.	-	-	-	-	-	-	-
Total interest expense	4,288	3,302	5,731	5,320	4,434	3,803	3,003
Minority interest	1,768	2,074	1,772	1,785	1,863	1,903	1,953
Pre-tax income	8,352	8,377	8,975	10,728	11,466	11,658	12,008
Provision (benefit) for income taxes	2,929	3,016	3,321	3,970	4,243	4,313	4,443
Net income	$5,423	$5,361	$5,654	$6,759	$7,224	$7,344	$7,565
Preferred dividends	-	-	-	-	-	-	-
Net income to common	$5,423	$5,361	$5,654	$6,759	$7,224	$7,344	$7,565
Capital Expenditures		$ 4,000	$7,000	$ 5,500	$ 5,500	$ 5,500	$ 5,500
% of revenue		4.3%	6.2%	4.8%	4.8%	4.8%	4.8%
Common dividends							
Primary shares outstanding	4,110	4,126	4,126	4,126	4,126	4,126	4,126
Fully diluted shares outstanding	4,180	4,212	4,212	4,212	4,212	4,212	4,212
Earnings per primary share	$1.32	$1.30	$1.37	$1.64	$1.75	$1.78	$1.83
Earnings per fully diluted share	$1.30	$1.27	$1.34	$1.60	$1.72	$1.74	$1.80

Projected Financial Performance

Projected Balance Sheets
($s in 000s)

	Historical Dec. 2000	Projected Fiscal Year Ended Dec. 2001	2002	2003	2004	2005
ASSETS						
Cash and equivalents	$7,354	$11,848	$13,333	$16,810	$21,621	$27,869
Accounts receivable	190	293	293	293	293	293
Inventory	557	557	557	557	557	557
Prepaid expenses and other	700	700	700	700	700	700
Deferred tax asset	417	417	417	417	417	417
Total current assets	9,218	13,815	15,300	18,777	23,588	29,836
Land	15,235	20,235	20,235	20,235	20,235	20,235
Gross plant and equip	79,441	95,441	100,941	106,441	111,941	117,441
Accumulated depreciation	(14,849)	(21,010)	(27,648)	(34,356)	(41,464)	(48,972)
Net P,P&E	79,827	94,666	93,527	92,319	90,711	88,703
Goodwill, net of accumulated amortization	5,374	16,592	15,309	14,026	12,743	11,460
Other assets	2,833	3,629	2,933	2,237	1,541	845
Deferred tax asset	73	73	73	73	73	73
Total assets	$97,326	$128,775	$127,142	$127,432	$128,656	$130,917
LIABILITIES & EQUITY						
Current maturities & short-term debt	$865	$0	$0	$0	$0	$0
Accounts payable and accrued expenses	10,100	10,548	10,548	10,548	10,548	10,548
Total current liabilities	10,965	10,548	10,548	10,548	10,548	10,548
Long term debt						
Revolver	-	-	-	-	-	-
Bank line	30,000	55,475	46,935	39,855	33,605	28,185
Senior debt	6,510	5,730	5,344	4,930	4,489	4,019
Total debt	36,510	61,205	52,279	44,785	38,094	32,204
Less current portion	(865)	-	-	-	-	-
Total long-term debt	35,645	61,205	52,279	44,785	38,094	32,204
Deferred income taxes	119	119	119	119	119	119
Minority interest	8,737	9,269	9,805	10,363	10,934	11,520
Total liabilities	55,466	81,141	72,750	65,816	59,695	54,391
Common stock	18,471	18,590	18,590	18,590	18,590	18,590
Retained earnings	23,389	29,043	35,802	43,026	50,370	57,935
Total stockholders' equity	41,860	47,633	54,392	61,616	68,961	76,526
Total liabilities & equity	$97,326	$128,775	$127,142	$127,432	$128,656	$130,917



Projected Financial Performance

Cash Flow
($s in 000s)

	Projected Fiscal Year Ended Dec. 2001	2002	2003	2004	2005
Net income	$5,654	$6,759	$7,224	$7,344	$7,565
Add:					
Depreciation	6,161	6,638	6,708	7,108	7,508
Amortization of goodwill	1,283	1,283	1,283	1,283	1,283
Amortization of intangibles	816	816	816	816	816
Minority interest	1,772	1,785	1,863	1,903	1,953
Cash distribution to minority interest	(1,240)	(1,250)	(1,304)	(1,332)	(1,367)
Total Sources	$14,446	$16,032	$16,590	$17,122	$17,758
Less:					
Change in current assets	(103)	-	-	-	-
Change in current liabilities	448	-	-	-	-
Change in working capital	345	-	-	-	-
Capital expenditures (including acquisitions)	(21,000)	(5,500)	(5,500)	(5,500)	(5,500)
Investments in new goodwill	(12,500)	-	-	-	-
Change in other long-term assets & liabilities	(790)	696	696	696	696
Total Uses	(34,767)	(5,620)	(5,620)	(5,620)	(5,620)
Total Free Cash Flow Before Financing	($20,321)	$10,412	$10,970	$11,502	$12,138
Equity / Debt Financing					
Proceeds from debt issue:					
Revolver	-	-	-	-	-
Bank line	31,225	-	-	-	-
Senior debt	-	-	-	-	-
Total proceeds from debt issue	31,225	-	-	-	-
Repayment of debt					
Revolver	-	-	-	-	-
Bank line	(5,750)	(8,540)	(7,080)	(6,250)	(5,420)
Senior debt	(779)	(387)	(413)	(441)	(470)
Total repayment of debt	(6,529)	(8,927)	(7,493)	(6,691)	(5,890)
Total Equity / Debt Financing	$24,815	($8,927)	($7,493)	($6,691)	($5,890)
Change in Cash Balance	$4,495	$1,485	$3,477	$4,811	$6,248
Beginning cash balance	$7,354	$11,848	$13,333	$16,810	$21,621
Ending cash balance	11,848	13,333	16,810	21,621	27,869
Change in cash balance	4,495	1,485	3,477	4,811	6,248

Strategic Alternatives

Strategic Alternatives

- In evaluating strategic alternatives, the Board must use its business judgment to accommodate multiple objectives, including:
  - Maximizing long-term shareholder value
  - Maintaining fair, objective, arm's-length process
  - Minimizing failed transaction risks
  - Protecting Company's competitive position in near term

- We believe that the Board has the following strategic alternatives to consider for the benefit of shareholders of BHWK:
  - Maintain independence as a public company
    - Grow the business internally and through acquisitions without making any immediate capital structure changes
    - Repurchase stock in open market or via self-tender at a premium to provide liquidity for existing shareholders and perhaps valuation improvement
  - Conduct market check (including possible sale or going private transaction)



A. Maintain Independence as a Public Company

Maintaining Status Quo

- Principal considerations in evaluating a decision to remain independent and public include the following:

Advantages	Disadvantages
◆ Realize benefits of existing initiatives and growth prospects; shareholders retain 100% recovery in stock price	◆ Continuing structural deficiencies for small-cap issues
◆ Maintain ability to fund small acquisitions over the next 1-2 years without incremental equity capital because of existing borrowing capacity	◆ Lack of investor interest or credit for positive strategic initiatives
◆ Maintain public platform for acquisition strategy	◆ Public company expense/overhead
◆ Management focuses on operating business as opposed to sale process	◆ Shareholder desire for liquidity
◆ Minimizes cost of equity in any future equity offering	◆ Continuing lack of access to equity market

Maintaining Status Quo

- In evaluating the stock from a research perspective, the following factors would be taken into consideration

Positives

- Stable cash flow
- Depressed valuation of stock
- Prospect of buyout
- Solid profitability
- Ownership by well capitalized groups
- Dominance and growth of Black Hawk market in Colorado
- Possibility of 24 hour gaming or higher stakes
- Attractive recent acquisition in Reno
- Limited gaming risk

Negatives

- Limited geographic diversity
- Very competitive market
- Capacity increasing (Hyatt; Jackpot Springs)
- Limited stakes market in Colorado
- Limited growth prospects
- Tight labor market
- Uncertain financing capability for a future acquisition program
- Poor public float
- Complex management fee & ownership structure
- Threat of Indian gaming in N. California to Reno market
- Possibility of improved access to Central City



Current Public Market Situation May Improve

- After a decline in the 4th quarter 2000 related to earning worries, casino stocks performing well this month after the earnings warnings from the large cap names have caused the industry to reach trading "bottoms"
- Earnings growth by industry becoming visible
- Stable cash flow base rewarded in stock price
- There is no consensus on when or if small cap stocks will return to favor
- Consolidation becoming increasingly important to grow market share and for cost savings
- Pinnacle Entertainment's acquisition by PH Casino (Colony Capital) recently postponed due to the unfavorable capital market environment
- All eyes on Bush administration and the FED to see where interest rates are heading

BHWK has Borrowing Capacity for Growth

- Current debt covenants, allowing total debt to cash flow of 2.75x after GDW acquisition, and projected cash flows by management provide adequate debt capacity and free cash flow to fund internal growth and small acquisitions.

	Fiscal Years			
	2000	2001	2002	2003
Projected EBITDA	$ 19,620	$ 24,758	$ 26,571	$ 26,571
Funded Debt/EBITDA Covenant [1]	3.00 x	2.75 x	2.75 x	2.75 x
Implied Debt Capacity	$ 58,861 [2]	$ 68,085	$ 73,070	$ 73,070
Projected Total Debt	$ 36,510	$ 61,205	$ 52,279	$ 44,785
Projected Total Debt/EBITDA ratio	1.9 x	2.5 x	2.0 x	1.7 x
Implied Debt Availability [3]	$ 22,351	$ 6,879	$ 20,792	$ 28,285
Implied Debt Availability @ beginning 2001 [4]		$ 5,075		

(1) Per current credit agreement
(2) Total debt capacity per current credit agreement.
(3) Assuming the Company is in compliance with the EBITDA to Interest Expense covenant of 2x
(4) After Gold Dust West Acquisition

Projected Cash Flows Support Alternative Strategies

- Management could pursue additional options to maximize shareholder value as an independent public entity, including

Pursuing Acquisitions

- Small acquisitions could be funded through existing debt facilities
- Concern over availability of suitable acquisition candidates that could make meaningful impact

Stock Repurchases

- Would have an immediate positive impact on EPS
- Reduction in existing float would exacerbate small capitalization and liquidity problems
- Sometimes prevents deterioration in stock price
- Signals to market that no attractive alternatives for use of cash exist
- Limits future expansion opportunities without a source of equity for future financing



Possible Acquisition Strategy

- Using cash: Even when paying up to 6.15x target cash flow, a hypothetical acquisition with comparable margins using cash would be breakeven to 2001 earnings. Acquisitions at less than 6x are considerably more accretive
- Using stock: Because of the Company's depressed stock price, acquisitions using BHWK stock is dilutive to 2001 earnings above a multiple of 1.85x target cash flow.

Stock Purchase Acquisition

Target EBITDA	$	6,000
Acquisition Multiple		1.85 x
Purchase Price	$	11,100
EBITDA Margin		20%
Total Sales	$	30,000
Pre-Tax Income Margin		12.0%
Pre-Tax Income Increase	$	3,600
Consideration		Stock
Current Price	$	6.56
Shares Issued		1,692
FY 2001Net Income	$	5,654
Adjusted Net Income	$	7,922
Current Fully Diluted Shares		4,212
Adjusted Fully Diluted Shares		5,904
FY 2001Current EPS	$	1.34
Adjusted EPS	$	1.34
Accretion/(Dilution)	$	(0.00)
Accretion/(Dilution) %		0%

Cash Purchase Acquisition

Target EBITDA	$	6,000
Acquisition Multiple		6.15 x
Purchase Price	$	36,900
EBITDA Margin		20%
Total Sales	$	30,000
Pre-Tax Income Margin		12.0%
Pre-Tax Income Increase	$	3,600
Consideration		Cash
Additional Debt Required	$	36,900 (1)
Weighted Average Interest Rate		9.75%
Additional Interest Expense	$	3,598
FY 2001Net Income	$	5,654
Adjusted Net Income	$	5,656
FY 2001EPS	$	1.34
Adjusted EPS	$	1.34
Accretion/(Dilution)	$	0.00
Accretion/(Dilution) %		0.0%

(1) Not available under current debt facility



Analysis of Self-Tender

- Using the available debt facility (post GDW) at the beginning of 2001, the Company could repurchase $5.1 million in stock at prices of $10, $11, and $12 and increase 2001 EPS by 7%, 6%, and 5% respectively.

(Numbers in 000's except per share)

Share Repurchase @ $10	2001	Share Repurchase @ $11	2001	Share Repurchase @ $12	2001
Stock Repurchase [1]	$ 5,075	Stock Repurchase [1]	$ 5,075	Stock Repurchase [1]	$ 5,075
Current Price	$ 6.56	Current Price	$ 6.56	Current Price	$ 6.56
Premium to Share Price	52%	Premium to Share Price	68%	Premium to Share Price	83%
Share Buyback Price	$ 10.00	Share Buyback Price	$ 11.00	Share Buyback Price	$ 12.00
Shares Repurchased	507	Shares Repurchased	461	Shares Repurchased	423
% Reduction	12%	% Reduction	11%	% Reduction	10%
Additional Interest Expense	$ 495	Additional Interest Expense	$ 495	Additional Interest Expense	$ 495
FY 2001 Net Income	$ 5,654	FY 2001 Net Income	$ 5,654	FY 2001 Net Income	$ 5,654
Adjusted Net Income	5,333	Adjusted Net Income	5,333	Adjusted Net Income	5,333
Current Shares Outstanding	4,212 [2]	Current Shares Outstanding	4,212 [2]	Current Shares Outstanding	4,212 [2]
Adjusted Shares Outstanding	3,704	Adjusted Shares Outstanding	3,751	Adjusted Shares Outstanding	3,789
FY 2001 EPS	$ 1.34	FY 2001 EPS	$ 1.34	FY 2001 EPS	$ 1.34
Adjusted EPS	$ 1.44	Adjusted EPS	$ 1.42	Adjusted EPS	$ 1.41
Accretion/(Dilution)	$ 0.10	Accretion/(Dilution)	$ 0.08	Accretion/(Dilution)	$ 0.06
Accretion/(Dilution) %	7%	Accretion/(Dilution) %	6%	Accretion/(Dilution) %	5%

(1) Additional debt available @ beginning 2001 from page 36

(2) Fully diluted shares outstanding of 4,211,935



Analysis of Self-Tender

- A self-tender @ $10 - $12 level is accretive to EPS and theoretically would result in a higher share price

(Numbers in 000's except per share)

Share Repurchase @ $10

		2001
Stock Repurchase [1]	$	5,075
Current Price	$	6.56
Premium to Share Price		52%
Share Buyback Price	$	10.00
Status quo: per share value		
EBITDA Multiple Price	$	10.13
Net Income Multiple Price	$	14.32
Repurchase scenario: per share value		
EBITDA Multiple Price	$	10.67
Net Income Multiple Price	$	15.84

Share Repurchase @ $11

		2001
Stock Repurchase [1]	$	5,075
Current Price	$	6.56
Premium to Share Price		68%
Share Buyback Price	$	11.00
Status quo: per share value		
EBITDA Multiple Price	$	10.13
Net Income Multiple Price	$	14.32
Repurchase scenario: per share value		
EBITDA Multiple Price	$	10.54
Net Income Multiple Price	$	15.64

Share Repurchase @ $12

		2001
Stock Repurchase [1]	$	5,075
Current Price	$	6.56
Premium to Share Price		83%
Share Buyback Price	$	12.00
Status quo: per share value		
EBITDA Multiple Price	$	10.13
Net Income Multiple Price	$	14.32
Repurchase scenario: per share value		
EBITDA Multiple Price	$	10.43
Net Income Multiple Price	$	15.48

Valuation Analysis

Status quo			Method	Share repurchase		
High	$	75,125	Discounted Cash Flow Methodology 2005 Exit Year Operating Cash Flow EBITDA Exit Multiple Method	High	$	71,920
Low	$	16,683		Low	$	13,559
Average	$	42,685		Average	$	39,522
High	$	75,188	2005 Exit Year Future P/E Valuation Methodology Net Income Exit Multiple Method	High	$	73,240
Low	$	47,530		Low	$	46,191
Average	$	60,295		Average	$	58,672

Operating Cash Flow
assumes discount rates of 10%-20%
exit multiples in range of 4.0x-6.0x

Future P/E Valuation Methodology
assumes discount rates of 10%-20%
exit multiples in range of 9.0x-10.5x

* EBITDA is based upon 75% Lodge/100% Gilpin/100% GDW

Analysis of Self-Tender

- If BHWK's year end valuation multiples of 5.0x for E.P.S. and 3.6x EBITDA are assumed as valuation multiples for the future, a share repurchase would yield these estimates for a FYE 2001 stock price

Fiscal Year Ended	2000	2001
		Status quo
EBITDA Multiple price		$6.18
Equity Multiple Price	$6.75	$8.07
Year End EBITDA	$ 15,914 [1] [2]	$21,149 [1]
Calendar E.P.S.	$1.27	$1.34
Forward E.P.S. Estimate	$1.34	$1.60
Shares Outstanding	4,212	4,212
Total Debt (net of Cash)	28,291 [2]	$49,357
Valuation		
EV / LTM EBITDA	3.6 x	
Price / Est. E.P.S.	5.0 x	

Year	2001		
Share repurchase	@$10	@$12	@$14
EBITDA Multiple price	$5.60	$5.53	$5.47
E.P.S. Multiple Price	$8.63	$8.52	$8.44
Year End EBITDA		$21,149	
Calendar E.P.S.	$ 1.44	$ 1.42	$ 1.41
2002 E.P.S. Estimate	$ 1.72	$ 1.69	$ 1.68
Shares Outstanding	3,704	3,751	3,789
Total Debt (net of Cash)		$54,648	

(1) EBITDA is calculated according to 75% Lodge/ 100% Gilpin / 100% GDW

(2) Does not include results from GDW acquisition

B. Conduct Market Check

Consider a Merger/Sale Transaction

Advantages

- Shareholders receive highest immediate valuation
- Future operating risk eliminated from a shareholder perspective
- Exits a public market environment which is not and may not for some time provide a fair valuation
- Provides greatest amount of liquidity for shareholder base
- New structure or owner may create better opportunity to incentivize employees

Disadvantages

- Selling off of depressed price
- Future value may be much higher than comparative buyout price
- Possibility of limited interest and an eventually unacceptable transaction price
- Potentially disruptive to Company operations and employee moral; could lose management and employees to competition

Consider a Management-led Leveraged Buyout

- Principal advantage to this type of transaction is that management, teamed with the right equity sponsor, may be the highest bidder
- The current state of the credit markets may make it difficult to find the ideal senior and/or mezzanine lender at this point in time
- Potential adverse publicity criticizing opportunistic management and possibility of shareholder lawsuits

Gaming Properties for Sale

- Currently, there are a substantial number of deals pending in the marketplace:

Pending

- 3 Fitzgerald Properties - Don Barden
- Empress Joliet - For Sale
- Resorts Atlantic City - Colony Capital
- Lawrenceburg Riverboat (29%) - Argosy
- Claridge Casino - Park Place

Rumors

- Horseshoe Properties (MS, LA, IN, IL)
- Tunica - several 2nd/3rd tier prop.
- Biloxi - several 2nd/3rd tier prop.
- Hollywood Casinos
- Various Trump properties
- Harrah's property in Vicksburg

Postponed

- Pinnacle Entertainment - Colony Capital

Appendix A - Comparable Company Analysis

Comparable Company Analysis

MICRO COMP

Comparable Company Market Multiples

Based on closing stock prices of 2/23/01

Company	Ticker	LTM End	LTM EPS	Cal. 2000 Est. EPS	Cal. 2001 Est. EPS [1]	5-Year Projected Growth Rate	52 Week High	52 Week Low	Price per Share	Price/ LTM EPS	Price/ Cal. 2000 Est. EPS	Price/ Cal. 2001 Est. EPS	Cal. 2000 PE / Growth Rate	Cal. 2001 PE / Growth Rate
Black Hawk Gaming	BHWK	Dec-00	$1.27	$1.27	$1.34	NA	$7.50	$5.00	$6.56	5.2	5.2	4.9	NM	NM
Alpha Hospitality Corp	ALHY	Sep 00	($0.11)	NA	NA	NA	$8.25	$0.88	$0.91	NM x	NA x	NA x	NM	NM
Ameristar Casinos Inc	ASCA	Sep 00	(0.05)	$0.17	$1.40	12.0%	6.63	3.00	6.38	NM	37.5	4.6	312.7%	38.0%
Trump Hotels&Casino Resort Inc	DJT	Sep 00	(2.81)	NA	NA	NA	4.00	1.75	2.34	NM	NA	NA	NM	NM
Full House Resorts Inc	FHRI	Sep 00	(0.14)	NA	NA	NA	2.25	0.25	0.81	NM	NA	NA	NM	NM
Global Casinos Inc	GBCS	Sep 00	(0.25)	NA	NA	NA	0.88	0.12	0.20	NM	NA	NA	NM	NM
Lakes Gaming Inc	LACO	Oct 00	1.98	1.83	1.70	15.0%	10.63	6.63	10.56	5.3	5.8	6.2	38.5%	41.4%
Monarch Casino & Resort Inc	MCRI	Sep 00	(0.05)	NA	NA	NA	6.06	3.50	4.94	NM	NA	NA	NM	NM
President Casinos Inc	PREZ	Aug 00	(5.95)	NA	NA	NA	1.56	0.19	0.30	NM	NA	NA	NM	NM
Century Casinos Inc	CNTY	Sep 00	0.18	0.19	0.20	NA	2.44	0.97	2.22	12.3	11.7	11.1	NM	NM
Mtr Gaming Group Inc	MNTG	Sep 00	0.63	0.68	1.01	20.0%	9.00	2.13	5.75	9.1	8.5	5.7	42.3%	28.5%
Riviera Holdings Corp	RIV	Sep 00	(0.66)	NA	NA	NA	8.13	5.88	7.10	NM	NA	NA	NM	NM
Santa Fe Gaming Corp	SGMG	Sep 00	0.34	NA	NA	NA	5.63	0.44	5.00	14.8	NA	NA	NM	NM
Sands Regent	SNDS	Sep 00	0.36	NA	NA	NA	3.50	0.97	2.62	7.2	NA	NA	NM	NM
Elsinore Corp	ELSO	Sep 00	0.43	NA	NA	NA	7.50	0.31	0.56	1.3	NA	NA	NM	NM
Median:										8.2 x	10.1 x	6.0 x	42.3%	38.0%
Average:										8.4	15.9	6.9	131.2%	36.0%
Adjusted Average (excludes high and low):										8.5	10.1	6.0	42.3%	38.0%

(1) When calendar 2001 EPS Multiple is not available it is approximated using company's 5-year projected growth rate



Comparable Company Analysis (cont.)

MICRO COMP

Comparable Company Market Capitalization Multiples

Company	Ticker	2/23/01 Price	Number of Shares	Equity Mkt. Cap.	Total Debt, Net of Cash	Total Enterprise Value	LTM Total Revenues	LTM EBITDA	Book Value of Equity	Market Cap / EBITDA	Market Cap / Revenues
Black Hawk Gaming	BHWK	$6.56	4,212	$27,630	$28,291	$55,921	$86,661	$15,914 (1)	41,860	3.5	0.65
Alpha Hospitality Corp	ALHY	$0.91	20,090	$18,282	$670	$18,952	$330	($2,070)	$5,230	NM x	NM x
Ameristar Casinos Inc	ASCA	6.38	20,430	130,343	244,940	375,283	328,790	58,180	33,750	6.5	1.14
Trump Hotel&Casino Resort Inc	DJT	2.34	22,010	51,503	1,683,180	1,734,683	1,376,100	204,000	140,070	8.5	1.26
Full House Resorts Inc	FHRI	0.81	10,340	8,375	3,030	11,405	3,720	(740)	9,930	NM	3.07
Global Casinos Inc	GBCS	0.20	1,546	309	3,821	4,130	8,392	662	4,130	6.2	0.49
Lakes Gaming Inc	LACO	10.56	10,638	112,337	(19,800)	92,537	62,667	52,920	175,733	1.7	1.48
Monarch Casino & Resort Inc	MCRI	4.94	9,536	47,108	77,012	124,120	96,002	18,170	27,374	6.8	1.29
President Casinos Inc	PREZ	0.30	5,033	1,510	128,175	129,685	195,225	17,100	(38,552)	7.6	0.66
Century Casinos Inc	CNTY	2.22	14,085	31,269	15,665	46,934	25,370	7,440	22,093	6.3	1.85
Mtr Gaming Group Inc	MNTG	5.75	21,982	126,397	44,760	171,157	160,314	30,005	41,939	5.7	1.07
Riviera Holdings Corp	RIV	7.10	2,529	17,958	176,653	194,611	193,395	34,405	20,155	5.7	1.01
Santa Fe Gaming Corp	SGMG	5.00	6,190	30,950	168,330	199,280	131,067	26,670	(44,041)	7.5	1.52
Sands Regent	SNDS	2.62	4,498	11,785	540	12,325	37,328	6,220	31,337	2.0	0.33
Elsinore Corp	ELSO	0.56	4,994	2,809	10,331	13,140	56,922	7,444	27,679	1.8	0.23

	Market Cap / EBITDA	Market Cap / Revenues
Median:	6.3 x	1.14 x
Average:	5.5	1.18
Adjusted Average (excludes high and low):	5.6	1.10

(1) EBITDA is calculated using 75% Lodge/100% Gilpin



Comparable Company Analysis (cont.)

NON LV COMP

Comparable Company Market Multiples

Based on closing stock prices as of 2/23/01

Company	Ticker	LTM End	LTM EPS	Cal. 2000 Est. EPS	Cal. 2001 Est. EPS *1	5-Year Projected Growth Rate	52 Week High	52 Week Low	Price per Share	Price/ LTM EPS	Price/ Cal. 2000 Est. EPS	Price/ Cal. 2001 Est. EPS	Cal. 2000 PE / Growth Rate	Cal. 2001 PE / Growth Rate
Black Hawk Gaming	BHWK	Dec-00	$1.27	$1.27	$1.34	NA	$7.50	$5.00	$6.56	5.2	5.2	4.9	NM	NM
Anchor Gaming	SLOT	Sep 00	$2.84	$3.00	$3.68	14.0%	$53.25	$15.50	$50.94	17.9 x	17.0 x	13.8 x	121.3%	98.9%
Argosy Gaming Corp	AGY	Sep 00	1.84	1.65	1.75	16.0%	23.52	9.75	21.91	11.9	13.3	12.5	83.0%	78.3%
Hollywood Casino Corp -Cl A	HWD	Sep 00	0.41	0.43	0.82	NA	11.25	3.00	8.00	19.5	18.6	9.8	NM	NM
Isle Of Capri Casinos Inc	ISLE	Oct 00	1.28	NM	NM	18.0%	17.75	6.44	8.88	6.9	NM	NM	NM	NM
Pinnacle Entertainment Inc	PNK	Sep 00	1.06	0.96	1.06	17.0%	22.81	10.75	10.48	9.9	10.9	9.9	64.2%	58.2%
Sun International Hotels Ltd	SIH	Sep 00	2.06	1.88	1.94	15.0%	23.88	15.75	20.55	10.0	10.9	10.6	72.9%	70.6%
Median:										10.9 x	13.3 x	10.6 x	77.9%	74.4%
Average:										12.7	14.1	11.3	85.3%	76.5%
Adjusted Average (excludes high and low):										12.4	13.7	11.0	77.9%	74.4%

(1) When calendar 2001 EPS Multiple is not available it is approximated using company's 5-year projected growth rate



Comparable Company Analysis (cont.)

NON LV COMP

Comparable Company Market Capitalization Multiples

Company	Ticker	2/23/01 Price	Number of Shares	Equity Mkt. Cap	Total Debt, Net of Cash	Total Enterprise Value	LTM Total Revenues	LTM EBITDA	Book Value of Equity	Market Cap / EBITDA	Market Cap / Revenues
Black Hawk Gaming	BHWK	$6.56	4,212	$27,630	28,291	$55,921	$86,661	$15,914 [1]	41,860	3.5	0.65
Anchor Gaming	SLOT	$50.94	23,360	$1,189,958	$175,772	$1,365,730	$536,952	$182,280	$294,841	7.5 x	2.54 x
Argosy Gaming Corp	AGY	21.91	28,390	622,025	224,366	846,391	685,910	191,940	91,720	4.4	1.23
Hollywood Casino Corp -Cl A	HWD	8.00	24,953	199,624	383,330	582,954	337,358	74,880	(58,510)	7.8	1.73
Isle Of Capris Casinos Inc	ISLE	8.88	30,527	271,080	902,603	1,173,683	890,628	211,860	177,203	5.5	1.32
Pinnacle Entertainment Inc	PNK	10.48	26,306	275,687	419,518	695,205	615,350	138,130	366,072	5.0	1.13
Sun International Hotels Ltd	SIH	20.55	34,270	704,249	449,239	1,153,487	879,680	248,880	997,678	4.6	1.31

	Market Cap / EBITDA	Market Cap / Revenues
Median:	5.3 x	1.31 x
Average:	5.8	1.54
Adjusted Average (excludes high and low):	5.7	1.40

(1) EBITDA is calculated using 75% Lodge/100% Gilpin

Comparable Company Analysis (cont.)

LAS VEGAS CASINO COMP COMPANY ANALYSIS

Comparable Company Market Multiples

Based on closing stock prices of 2/23/01

Company	Ticker	LTM End	LTM EPS	Cal. 2000 Est. EPS	Cal. 2001 Est. EPS [1]	5-Year Projected Growth Rate	52 Week High	52 Week Low	Price per Share	Price/ LTM EPS	Price/ Cal. 2000 Est. EPS	Price/ Cal. 2001 Est. EPS	Cal. 2000 PE / Growth Rate	Cal. 2001 PE / Growth Rate
Black Hawk Gaming	BHWK	Dec-00	1.27	$1.27	$1.34	NA	$7.50	$5.00	$6.56	5.2	5.2	4.9	NM	NM
Boyd Gaming Corp	BYD	Sep 00	$0.58	$0.49	$0.70	15.0%	$6.12	$3.25	$3.55	6.1 x	7.2 x	5.1 x	48.3%	33.8%
Harrahs Entertainment Inc	HET	Sep 00	1.60	1.64	2.04	18.0%	33.24	17.00	30.82	19.2	18.8	15.1	104.4%	83.9%
Mandalay Resort Group	MBG	Oct 00	1.88	1.61	1.86	15.0%	28.38	12.88	20.47	10.9	12.7	11.0	84.8%	73.4%
Mgm Mirage	MGG	Sep 00	1.36	1.66	1.85	16.0%	38.81	18.44	26.51	19.5	16.0	14.3	99.8%	89.6%
Park Place Entmt Corp	PPE	Sep 00	0.69	0.69	0.80	15.0%	15.38	11.83	10.70	15.5	15.5	13.4	103.4%	89.2%
Station Casinos Inc	STN	Sep 00	1.21	1.20	1.19	15.0%	19.94	11.83	13.10	10.8	10.9	11.0	72.8%	73.4%
		Median:								13.2 x	14.1 x	12.2 x	92.3%	78.7%
		Average:								13.7	13.5	11.6	85.6%	73.9%
		Adjusted Average (excludes high and low):								14.1	13.8	12.4	90.2%	80.0%

(1) When calendar 2001 EPS Multiple is not available it is approximated using company's 5-year projected growth rate



Comparable Company Analysis (cont.)

LAS VEGAS CASINO COMP COMPANY ANALYSIS

Comparable Company Market Capitalization Multiples

Company	Ticker	2/23/01 Price	Number of Shares	Equity Mkt. Cap.	Total Debt, Net of Cash	Total Enterprise Value	LTM Total Revenues	LTM EBITDA	Book Value of Equity	Market Cap / EBITDA	Market Cap / Revenues
Black Hawk Gaming	BHWK	6.56	4,212	$27,630	$28,291	$55,921	$86,661	$15,914 [1]	41,860	3.5	0.65
Boyd Gaming Corp	BYD	$3.55	62,235	$220,934	$816,205	$1,037,139	$1,084,575	$215,798	$334,435	4.8 x	0.96 x
Harrahs Entertainment Inc	HET	30.82	116,732	3,597,668	2,696,679	6,294,347	3,363,789	752,350	1,452,518	8.4	1.87
Mandalay Resort Group	MBG	20.47	76,264	1,561,129	2,574,602	4,135,731	2,350,474	610,480	1,070,355	6.8	1.76
Mgm Mirage	MGG	26.51	154,561	4,097,412	5,836,452	9,933,864	2,581,432	773,557	2,334,972	12.8	3.85
Park Place Entmt Corp	PPE	10.70	298,600	3,195,020	5,019,000	8,214,020	4,608,000	1,193,000	3,808,000	6.9	1.78
Station Casinos Inc	STN	13.10	60,490	792,414	925,116	1,717,530	987,869	303,672	251,139	5.7	1.74

	Market Cap / EBITDA	Market Cap / Revenues
Median:	6.8 x	1.77 x
Average:	7.6	1.99
Adjusted Average (excludes high and low):	6.9	1.79

(1) EBITDA is calculated using 75% Lodge/ 100% Gilpin

Appendix B - Comparable Transaction Analysis

Comparable Transaction Analysis

Date Announced	Seller	Buyer	Aggregate Equity Consideration	Levered Aggregate Consideration	Aggregate Equity Consid. as a multiple of: LTM Net Income	Levered Aggregate Consideration as a multiple of: LTM Revenue	LTM EBITDA	LTM EBIT
12/19/00	Lawrenceburg Riverboat (1996) - Conseco	Argosy	260.00	260.00	Na	Na	7.0	Na
12/10/00	Fitzgerald Properties (3 Casinos)	Don Barden	150.00	150.00	Na	Na	6.5	Na
12/01/00	Claridge Casino, Atlantic City	Park Place Entertainment	85.00	85.00	Na	Na	5.9	Na
10/30/00	Sun International (Resorts Casino & Hotel, Atlantic City)	Colony Capital	140.00	140.00	Na	Na	5.6	Na
10/18/00	Station Casinos (Station Casino St. Charles)	Ameristar	475.00	475.00	Na	Na	5.1	Na
10/18/00	Ameristar (The Reserve Hotel & Casino)	Station Casinos	70.00	70.00	Na	Na	7.8	Na
07/31/00	CRC Holdings / LCCI (Carnival Resorts & Casinos)	Penn National	128.50	160.50	19.1	1.7	7.0	9.4
07/20/00	Maloof & Co. (Fiesta Casino Hotel)	Station Casinos	185.00	185.00	Na	Na	7.4	Na
07/19/00	President Casinos (Davenport Casino & Hotel)	Isle of Capri Casinos	58.10	58.10	Na	Na	4.5	Na
07/11/00	Park Place Entertainment (Las Vegas Hilton)	Private Group (Ed Roski Jr.)	300.00	337.00	Na	Na	6.1	Na
06/15/00	Santa Fe Gaming (Santa Fe Hotel & Casino)	Station Casinos	205.00	205.00	Na	Na	5.1	Na
04/28/00	Starwood Hotels & Resorts (Desert Inn Hotel & Casino)	Private Group (Steve Wynn)	270.00	270.00	Na	Na	Na	Na
05/08/00	Pinnacle Entertainment	Colony Capital	673.81	1,148.51	15.5	1.6	5.8	8.0
03/15/00	Mirage Resorts	MGM Grand	4000.01	6,898.70	69.6	2.6	15.4	25.0
02/08/00	Hilton Hotels Corp (Flamingo Riverboat Casino)	Isle of Capri Casinos	Na	55.50	Na	Na	8.4	Na
01/10/00	Gold Dust West Casino	Black Hawk	26.50	26.50	Na	Na	5.0	Na
11/22/00	Pinnacle (Casino Magic/Boomtown Biloxi)	Penn National	195.00	195.00	Na	Na	5.7	Na
10/06/99	Lady Luck Gaming	Isle of Capri Casinos	58.57	232.60	5.5	1.7	5.7	7.2
10/06/99	Lady Luck (Bettendorf Casino & Hotel)	Isle of Capri Casinos	68.91	137.82	Na	Na	Na	Na
09/13/99	Stratosphere	Carl Icahn	N/a	91.00	Na	Na	7.9	Na
08/02/99	Sodak Gaming (Miss Marquette Riverboat)	Lady Luck Gaming	41.67	46.12	10.9	1.5	5.5	7.5
08/16/99	Players International	Harrah's Entertainment	274.45	555.56	125.1	1.0	7.4	15.2
06/28/99	Blue Chip Casino	Boyd Gaming	273.60	332.89	7.7	2.5	6.0	6.9
04/27/99	Starwood Hotels & Resorts Worldwide (Caesars World Inc)	Park Place Entertainment	3000.00	3,121.37	115.5	2.4	12.8	54.7
02/01/99	Harveys Casinos	Colony Capital	N/a	450.00	N/a	N/a	5.6	N/a
10/15/98	Primadonna Resorts	MGM Grand	359.01	687.41	14.9	2.5	8.2	15.1
10/14/98	Grand Casinos	Hilton Hotels	255.77	818.77	Na	Na	5.8	Na
09/02/98	Empress Entertainment	Horseshoe Gaming, LLC	495.00	569.74	10.6	1.5	6.6	8.4
08/10/98	Rio Hotel & Casino	Harrah's Entertainment	589.08	750.45	15.1	1.8	7.4	10.1
				Average	57.5	1.8	6.8	15.0
				Adjusted Average	51.6	1.9	6.6	11.5
				Median	15.5	1.7	6.1	9.4

Source: Dennis Forst & Morgenstat



Comparable Transaction Analysis (cont.)

Date Announced	Seller	Buyer	Description
12/19/00	Lawrenceburg Riverboat (29%) - Conseco	Argosy	After a long arbitration process, Conseco exercised its option to sell its 29% stake to Argosy, which owned the remainder already
12/10/00	Fitzgerald Properties (3 Casinos)	Don Barden	Mr. Barden purchased these Properties to increase his market share in the Fitzgerald local markets
12/01/00	Claridge Casino, Atlantic City	Park Place Entertainment	Park Place offered to buy Atlantic City property out of bankruptcy in a deal with Carl Icahn
10/30/00	Sun International (Resorts Casino & Hotel, Atlantic City)	Colony Capital	Sun paid $400M for the property just four years ago, but even after upgrading the property (at a cost of $50M), the company still found it difficult to compete with Bally's Park Place and the Tropicana. Sun now wants to focus on its flagship properties, Paradise Island and the Mohegan Sun. The Resorts Casino was the first casino to open in Atlantic City. Colony Capital, who consulted with longtime Trump executive Nick Ribis on the transaction, believes this is a great property for their first foray into the Atlantic City market (it is located adjacent to the Taj Mahal). Colony, as they have done with their other acquisitions, plans to keep Resorts' management.
10/18/00	Station Casinos (Station Casinos St. Charles)	Ameristar	Ameristar recently announced plans to acquire the Station Casinos, Inc. Missouri properties in Kansas City and St. Charles underscoring the company's desire to demonstrate its commitment to its core riverboat gaming operations, particularly in the Midwest. Station's strategy is to focus solely on the local LV market.
10/18/00	Ameristar (The Reserve Hotel & Casino)	Station Casinos	Station Casinos' strategy is to focus on the local Las Vegas market (primarily in suburbs). There are new restrictions for casino growth in areas off the Strip, thus creating significant barriers to entry into this market. This acquisition further solidifies their dominant market share.
07/31/00	CRC Holdings / LCCI (Casino Rouge & Casino Rama)	Penn National	These acquisitions are part of the company's strategy to grow in the gaming industry primarily through select acquisitions of regional properties in emerging gaming markets of Baton Rouge, LA and Canada.
07/20/00	Maloof & Co. (Fiesta Casino Hotel)	Station Casinos	Station Casinos' strategy is to focus on the local Las Vegas market (primarily in suburbs). There are new restrictions for casino growth in areas off the Strip, thus creating significant barriers to entry into this market. This acquisition further solidifies their dominant market share.
07/19/00	President Casinos (Davenport Casino & Hotel)	Isle of Capri Casinos	Isle of Capri agreed to acquire the Davenport Casino & Hotel from President Casinos to expand its operations within Iowa and to increase its number of properties. This acquisition will give the company the leading position in the Quad Cities gaming market and makes the company one of the ten largest publicly held gaming companies in the United States.
07/11/00	Park Place Entertainment (Las Vegas Hilton)	Private Group (Ed Roski Jr.)	The Las Vegas Hilton was not as profitable as Caesar's and the two (both Park Place properties) were competing for high end clientele. Roski (part owner of L.A. Kings and Lakers) originally wanted to develop a sports arena for LV. He now wants to make the Las Vegas Hilton a convention/entertainment venue that will market to a less sophisticated clientele (which will compete with Mandalay Bay and Rio).
06/13/00	Santa Fe Gaming (Santa Fe Hotel & Casino)	Station Casinos	Station Casinos' strategy is to focus on the local Las Vegas market (primarily in suburbs). There are new restrictions for casino growth in areas off the Strip, thus creating significant barriers to entry into this market. This acquisition further solidifies their dominant market share.

Comparable Transaction Analysis (cont.)

Seller	Buyer	Description
Starwood Hotels & Resorts (Desert Inn Hotel & Casino)	Private Group (Steve Wynn)	Wynn plans to make this 220 acre property on the Strip into a resort area similar to the Bellagio (which he created as Chairman of Mirage and which has subsequently been sold to MGM). The cost of redevelopment is said to be between $3-$4B - they are tearing down the 715 room hotel and golf course and will open two adjoining 3,000 room hotels. Wynn signed this deal shortly after the terms of the MGM-Mirage merger were finalized. Wynn calls this the single most important piece of r/e in the Western U.S. Starwood never ran the property well (not used to high-end casino operations), and the property failed to generate the ROI sought by the company
Pinnacle Entertainment	Colony Capital	Pinnacle, formerly known as Hollywood Park, had assets in non-LV/non-Atlantic City areas. Colony, through its Harveys platform, continues to make opportunistic acquisitions. Pinnacle gives Harveys assets in Reno, Louisiana, Ohio, and Argentina. Pinnacle senior management will have an on-going role under Colony
Mirage Resorts	MGM Grand	This acquisition makes MGM the second largest gaming company (behind Park Place) in terms of gaming square footage, hotel rooms and EBITDA. "The best partner for Mirage" - because of the significant synergies, MGM's strong balance sheet, and the backing of Kirk Kerkorian (who is one of industry's best investors). Paid roughly 9.8X 2001 EBITDA, but with synergies of $100-$150M, price paid is 8-9.5X 2001 EBITDA
Hilton Hotels Corp (Flamingo Riverboat Casino)	Isle of Capri Casinos	Isle of Capri acquired the Flamingo Hilton Riverboat Casino to expand its operations into the Kansas City, MO area. This acquisition is consistent with the company's growth strategy of increasing its portfolio of casino assets through acquiring individual assets in growing markets
Gold Dust West Casino	Black Hawk	Black Hawk Casino and Gaming acquired the Gold Dust West to expand into the Nevada Market
Pinnacle (Casino Magic/Boomtown Biloxi)	Penn National	This acquisition represents Penn National's desire to diversify its pari-mutuel wagering operations through casino acquisitions. The casinos acquired from Pinnacle are the first casinos owned by Penn National
Lady Luck Gaming	Isle of Capri Casinos	Isle of Capri acquired Lady Luck's properties for strategic reasons, increasing its portfolio of casino assets and increasing its brand-awareness. This acquisition further enhanced Isle of Capri's penetration in the riverboat markets and expanded its geographical reach
Lady Luck (Bettendorf Casino & Hotel)	Isle of Capri Casinos	Isle of Capri acquired the outstanding 50% of the Lady Luck Bettendorf casino and hotel from family members of the Bernard Goldstein, chairman and CEO of Isle of Capri
Stratosphere	Carl Icahn	Icahn is buying this company out of bankruptcy and is using his strategy of buying distressed properties at low prices to enter into the gaming business. His plan is to generate business through his new company, "Lowestfare.com", which is an on-line travel agency. This business will benefit from Icahn's right to buy $600M worth of discounted airline prices which won as he negotiated his departure from TWA in 1993



Comparable Transaction Analysis (cont.)

Seller	Buyer	Description
Sodak Gaming (Miss Marquette Riverboat)	Lady Luck Gaming	
Players International	Harrah's Entertainment	Strategically, Harrah's purchase of Players was the best fit because of a JV w/ Harrah's in MO (that instantly will save $10M), back office duplications, and access to Houston market (which will help with cross-selling other Harrah's casinos). Furthermore, Players' LA license had been under review, and Harrah's has excellent reputation in the state, and thus this issue should become moot. Jackpot had initially made an offer to buy Players, but Harrah's beat their offer.
Blue Chip Casino	Boyd Gaming	The acquisition of this casino, which caters to the Chicago market, further diversifies Boyd's revenues and cash flows.
Starwood Hotels & Resorts Worldwide (Caesars World Inc)	Park Place Entertainment	The merger makes PPE the largest gaming company in the United States in terms of gaming square feet, hotel rooms and EBITDA. It also gives PPE geographic diversification adding 11 properties to PPE's existing 16. At $3B, it was 7.5x cash flow, but with $140M in r/e assets and $55M in annual synergies, the multiple reduces to 6.4x.
Harveys Casino	Colony Capital	Harveys was looking to develop some r/e in Lake Tahoe and Las Vegas, and Colony Capital seemed to be a good partner as they (Colony) looked to enter into the gaming business. Harveys owns the largest hotel/casino in the Lake Tahoe region. Harveys management will continue to run the company and will look to develop more properties in Lake Tahoe and Vegas. With Colony's financial strength, Harveys growth plans will be more easily met.
Primadonna Resorts	MGM Grand	Considering the risk of declining fundamentals at the Primm Properties due to the Indian initiative in CA, this transaction was strictly about buying the 50% ownership of the New York-New York property that it currently doesn't already own. NY-NY is the highest margin operator in Las Vegas (EBITDA margins of 45.6% in 3Q98). Cost savings are likely to be $10M annually, plus interest savings that will come from MGG refinancing PRMA's debt.
Grand Casinos	Hilton Hotels	This acquisition gave PPE/Hilton increased exposure to the growing Mississippi gaming market. Merger happened simultaneously with PPE's spin out of Hilton (@12/31/98). The merger helps further diversify PPE's revenue base.
Empress Entertainment	Horseshoe Gaming LLC	Empress had properties in IN and IL, and this acquisition allows Horseshoe to move into these markets.
Rio Hotel & Casino	Harrah's Entertainment	This acquisition gives Harrah's access to its first full-destination resort (with a cross-section of locals and tourists) and an entrée into the high-end gaming market in Las Vegas. Rio is a single-property company.



Appendix C - Discounted Cash Flow Analysis

Discounted Cash Flow Analysis

BLACKHAWK GAMING & DEVELOPMENT -- Status quo - flat
Discounted Cash Flow Analysis -- Operating Cash Flow EBITDA Exit Multiple Method
(75% Lodge; 100% Gilpin; 100% Gold Dust West)

(Numbers in Thousands)

(Fiscal Year Ended Dec.)
2/1/01 4:44 PM

	2001	2002	2003	2004	2005
EBITDA	$ 21,149	$ 22,962	$ 22,962	$ 22,962	$ 22,962
Depreciation and amortisation	7,198	7,613	7,620	7,958	8,295
Interest expense	4,975	4,620	3,735	3,346	2,659
Pre-tax income	8,975	10,728	11,466	11,658	12,008
Provision for income taxes	3,321	3,970	4,243	4,313	4,443
Net income	5,654	6,759	7,224	7,344	7,565
Add: Depreciation & amortisation	7,198	7,613	7,620	7,958	8,295
Add: After-tax interest expense	3,135	2,911	2,353	2,108	1,675
Less: Net additions to working capital[1]	345	-	-	-	-
Less: Capital expenditures	(6,375)	(4,875)	(4,875)	(4,875)	(4,875)
Operating cash flow	$ 9,957	$ 12,408	$ 12,322	$ 12,535	$ 12,660
Cash flow growth		24.6%	-0.7%	1.7%	1.0%

EQUITY VALUATION MATRIX[2]

Discount Rate	YEAR 2005 EBITDA Exit Multiple 4.0x	5.0x	6.0x
10.0%	$ 46,610	$ 60,868	$ 75,125
15.0%	29,862	41,278	52,694
20.0%	16,683	25,911	35,139

Average Valuation of Equity **$ 42,685**

(1) Excluding cash and short-term debt
(2) Less total capital liab. (net of cash) of [illegible]

Discounted Cash Flow Analysis

Projections for The Lodge
Attributable to BHWK and Jeff Jacobs

	Consolidated Results				
	2000	2001	2002	2003	2004
REVENUES:					
Gaming	$58,098,497	$60,459,481	$60,459,481	$60,459,481	$60,459,481
Food, Beverage and other	7,210,428	7,199,940	7,199,940	7,199,940	7,199,940
Hotel	1,047,558	1,087,519	1,087,519	1,087,519	1,087,519
Total Gross Revenue	66,356,483	68,746,940	68,746,940	68,746,940	68,746,940
Less Promotions	4,441,864	4,625,455	4,625,455	4,625,455	4,625,455
NET REVENUES	61,914,619	64,121,485	64,121,485	64,121,485	64,121,485
COSTS AND EXPENSES:					
Casino operations	41,194,675	43,539,598	43,539,598	43,539,598	43,539,598
Food and beverage operations	5,894,092	6,144,646	6,144,646	6,144,646	6,144,646
Total operating costs and expenses	47,088,767	49,684,244	49,684,244	49,684,244	49,684,244
EBITDA	14,825,852	14,437,241	14,437,241	14,437,241	14,437,241
Interest	2,524,920	3,101,576	2,798,459	2,236,726	1,827,948
Amortization of Financing Fees	589,401	390,000	390,000	390,000	390,000
Depreciation and other amortization	3,417,005	3,857,972	4,107,972	4,357,972	4,607,972
INCOME BEFORE INCOME TAXES	8,294,526	7,087,693	7,140,810	7,452,543	7,611,321

Discounted Cash Flow Analysis

	BHWE Ownership of 75%					Jacobs Ownership of 25%				
	2000	2001	2002	2003	2004	2000	2001	2002	2003	2004
REVENUES:										
Gaming	$43,573,873	$45,344,611	$45,344,611	$45,344,611	$45,344,611	$14,524,624	$15,114,870	$15,114,870	$15,114,870	$15,114,870
Food, Beverage and other	5,407,821	5,399,955	5,399,955	5,399,955	5,399,955	1,802,607	1,799,985	1,799,985	1,799,985	1,799,985
Hotel	785,669	815,639	815,639	815,639	815,639	261,890	271,880	271,880	271,880	271,880
Total Gross Revenue	49,767,362	51,560,205	51,560,205	51,560,205	51,560,205	16,589,121	17,186,735	17,186,735	17,186,735	17,186,735
Less Promotions	3,331,398	3,469,091	3,469,091	3,469,091	3,469,091	1,110,466	1,156,364	1,156,364	1,156,364	1,156,364
NET REVENUES	46,435,964	48,091,114	48,091,114	48,091,114	48,091,114	15,478,655	16,030,371	16,030,371	16,030,371	16,030,371
COSTS AND EXPENSES:										
Casino operations	30,896,006	32,654,698	32,654,698	32,654,698	32,654,698	10,298,669	10,884,899	10,884,899	10,884,899	10,884,899
Food and beverage operations	4,420,569	4,608,485	4,608,485	4,608,485	4,608,485	1,473,523	1,536,162	1,536,162	1,536,162	1,536,162
Total operating costs and expenses	35,316,575	37,263,183	37,263,183	37,263,183	37,263,183	11,772,192	12,421,061	12,421,061	12,421,061	12,421,061
EBITDA	11,119,389	10,827,931	10,827,931	10,827,931	10,827,931	3,706,463	3,609,310	3,609,310	3,609,310	3,609,310
Interest	1,893,690	2,326,182	2,098,844	1,677,545	1,370,961	631,230	775,394	699,615	559,182	456,987
Amortization of Financing Fees	442,051	292,500	292,500	292,500	292,500	147,350	97,500	97,500	97,500	97,500
Depreciation and other amortization	2,562,754	2,893,479	3,080,979	3,268,479	3,455,979	854,251	964,493	1,026,993	1,089,493	1,151,993
INCOME BEFORE INCOME TA	6,220,895	5,315,770	5,355,608	5,589,407	5,708,491	2,073,632	1,771,923	1,785,203	1,863,136	1,902,830

